EXHIBIT 99.1

Dana Incorporated Announces Two Appointments to Board of Directors; Reaches Agreement with Icahn Capital

MAUMEE, Ohio, Jan. 7, 2022 – Dana Incorporated (NYSE: DAN) today announced that it has entered into an agreement with Icahn Capital, whereby Brett Icahn and Gary Hu, both of whom are portfolio managers at Icahn Capital, will join the Dana Board of Directors, effective immediately and stand for election at the company’s 2022 Annual Meeting of Shareholders.

“Dana has made significant advancements as a forward-thinking mobility company, and we appreciate Icahn Capital’s support and constructive engagement as we continue to execute our strategic plan,” said James Kamsickas, Dana chairman and CEO. “Our ongoing board refreshment reflects a commitment to best-in-class corporate governance, and this agreement brings a direct shareholder perspective to the boardroom to support our long-term goal of sustainable value creation. We look forward to working with Brett and Gary to advance our efforts.”

Carl Icahn said, “Since our initial investment in Dana over a year ago, we have had productive conversations with Jim and recognize the progress the company has made, even in the face of the current operating challenges. We believe Dana's management has positioned the company to capture significant market opportunities ahead, especially with respect to electrification in mobility.”

With these appointments and the previously announced addition of Ernesto M. Hernández, the board will temporarily expand to 12 directors. Following the retirement of Raymond E. Mabus, Jr. at the 2022 Annual Meeting, consistent with the company’s director retirement policy, the board will be composed of 11 directors, 10 of whom are independent.

In connection with today’s announcement, Icahn Capital and its affiliates, which collectively own approximately 9.9 percent of Dana’s outstanding stock, have agreed to support the company's slate of director nominees, which will include Hu and Icahn, at Dana’s 2022 Annual Meeting of Shareholders. Icahn Capital has also agreed to other customary standstill provisions.

The Director Appointment and Nomination Agreement between the Company and Icahn Capital is an exhibit to the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Gary Hu

Mr. Hu is a Portfolio Manager for Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses. Prior to joining Icahn Capital LP, he held investment management roles at Silver Point Capital LP, a credit-focused investment firm, and Stockbridge Investors, the public securities affiliate of Berkshire Partners LLC. Mr. Hu also serves on the board of Occidental Petroleum Corporation and was previously on the board of Cloudera Inc. Mr. Hu graduated from the University of Pennsylvania with a B.S. Econ in Finance and Accounting from The Wharton School and a B.A.S. in Computer Science from the School of Engineering and Applied Science.

Brett Icahn

Mr. Icahn is a Portfolio Manager for Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses. Mr. Icahn has held a variety of investment advisory roles at Icahn Enterprises L.P. since 2002, and has served on its board since October, 2020. He is also currently a director of Newell Brands Inc. and Bausch Health Companies Inc. and was previously a director of Nuance Communications, Inc., American Railcar Industries, Inc., Take-Two Interactive Software Inc., The Hain Celestial Group, Inc., Cadus Corporation and Voltari Corporation.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America's Most Responsible Companies 2022” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer, including “World's Best Employer” from Forbes magazine. Learn more at dana.com.

For further information:

Investors:

Craig Barber, 419-887-5166, craig.barber@dana.com

Media:

Jeff Cole, (419) 887-3535, jeff.cole@dana.com